                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     HEALTH CARE PROPERTY INVESTORS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                     HEALTH CARE PROPERTY INVESTORS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 25, 1996

  The Annual Meeting of Stockholders of Health Care Property Investors, Inc. (the "Company") will be held in the Marquis Room of the Westwood Marquis Hotel, 930 Hilgard Avenue, Los Angeles, California 90024 on Thursday, April 25, 1996, at 9:30 a.m., Los Angeles time, for the purposes of (1) electing two Directors, (2) ratifying the selection of Arthur Andersen LLP as independent accountants for the fiscal year ending December 31, 1996, and (3) transacting such other business as may properly come before the meeting.

  Only Stockholders whose names appear of record on the books of the Company at the close of business on February 23, 1996 are entitled to notice of, and to vote at, such Annual Meeting or any adjournment or adjournments thereof.

  You are cordially invited to attend the meeting in person. Whether or not you expect to attend this meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the Annual Meeting and wish to vote in person, your proxy will not be used.

                                          By Order of the Board of Directors

                                          /s/ Edward J. Henning

                                          Edward J. Henning
                                          Corporate Secretary

Los Angeles, California
March 19, 1996

                     HEALTH CARE PROPERTY INVESTORS, INC.

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished to the Stockholders of Health Care Property Investors, Inc., a Maryland corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on April 25, 1996, and at any and all adjournments thereof. The principal executive offices of the Company are located at 10990 Wilshire Boulevard, Suite 1200, Los Angeles, California 90024. The approximate date on which this proxy statement and form of proxy solicited on behalf of the Board of Directors will be sent to the Company's Stockholders is March 19, 1996.

  On February 23, 1996, the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting, the Company had 28,610,614 shares of common stock, par value $1.00 per share (the "Shares" or the "Common Stock"), outstanding. Each such Share is entitled to one vote on all matters properly brought before the meeting. Stockholders are not permitted to cumulate their Shares for the purpose of electing Directors or otherwise.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. The power of the proxy is suspended if the person giving it attends the meeting and elects to vote in person.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of March 1, 1996, with respect to each person who is known by the Company to own beneficially more than 5% of its Shares and with respect to Shares owned beneficially by all Directors and executive officers of the Company as a group.

                                                         SHARES BENEFICIALLY OWNED
                                                      ---------------------------------
  NATURE OF BENEFICIAL                                  AMOUNT AND NATURE OF   PERCENT
         OWNER            ADDRESS OF BENEFICIAL OWNER BENEFICIAL OWNERSHIP (1) OF CLASS
  --------------------    --------------------------- -----------------------  --------
Scudder, Stevens &           345 Park Avenue                 1,985,650(2)        6.9%
 Clark, Inc.............     New York, NY 10154

Loomis, Sayles &             One Financial Center            1,888,900(3)        6.6%
 Company, L.P...........     Boston, MA 02111

Cohen & Steers Capital       757 Third Avenue                1,670,800(2)        5.8%
 Management, Inc........     New York, NY 10017

All Directors and
 executive officers as
 a group (11 persons)...                                       738,255(4)        2.5%(4)

--------
(1) Nature of beneficial ownership is sole voting and/or investment power.
(2) Based on information as of December 31, 1995 obtained by the Company from the beneficial owners listed.
(3) Based on information as of February 12, 1996 obtained by the Company from the beneficial owner listed.
(4) Includes 409,140 Shares purchasable within 60 days upon exercise of outstanding stock options.

                             ELECTION OF DIRECTORS

  Pursuant to the Company's Articles of Incorporation, as amended and restated to date (the "Articles of Incorporation"), the Directors have been divided into three classes, each being elected to hold office for a term of three years and until their respective successors have been duly elected and qualified. At the Annual Meeting, two Directors will be elected in one class to hold office for a term of three years and, in each case, until their respective successors have been duly elected and qualified. The remaining Directors shall continue in office until their respective terms expire and until successors have been duly elected and qualified.

  The nominees for election to the two positions of Director to be voted upon at the Annual Meeting are Kenneth B. Roath and Orville E. Melby. Unless authority to vote for the election of Directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of Messrs. Roath and Melby to hold office as Directors for a term of three years each and until their respective successors have been duly elected and qualified.

  If any nominee becomes unavailable for any reason (which event is not anticipated), the Shares represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies. In no event will the proxy be voted for more than two nominees.

                        BOARD OF DIRECTORS AND OFFICERS

  The executive officers of the Company, nominees for election as Directors of the Company and the other persons whose terms as Directors continue after the meeting, and their principal occupations for the past five years or more, their ages, their positions and offices with the Company, information as to their terms in office as Directors, and the number of Shares of the Company owned beneficially by them on March 1, 1996, are as follows:

                                                   SHARES BENEFICIALLY OWNED (1)
                                                   ------------------------------------
                                                                 NUMBER OF   PERCENT
                                    FIRST   TERM    NUMBER        OPTION        OF
                NAME           AGE ELECTED EXPIRES OF SHARES     SHARES (2)  CLASS (3)
                ----           --- ------- ------- ----------    ---------- -----------
      Paul V. Colony..........  56  1988    1998       10,200        18,000        (4)
      Robert R. Fanning, Jr...  53  1985    1997          879        36,000        (4)
      Devasis Ghose...........  42   --      --        16,370        19,740        (4)
      Edward J. Henning.......  42   --      --        10,300         2,100        (4)
      Stephen R. Maulbetsch...  38   --      --        11,410        19,440        (4)
      Michael D. McKee........  50  1989    1997        2,200        18,000        (4)
      Orville E. Melby........  74  1985    1996       10,000        25,500        (4)
      Harold M. Messmer, Jr...  50  1985    1997       20,100(5)     18,000        (4)
      James G. Reynolds.......  44   --      --        30,620        85,200        (4)
      Peter L. Rhein..........  54  1985    1998       32,000        18,000        (4)
      Kenneth B. Roath........  60  1986    1996      185,056       149,160      1.15%

--------
(1) Except as otherwise noted below, all Shares are owned beneficially by the individual listed with sole voting and/or investment power.
(2) Consists of Shares purchasable within 60 days upon exercise of outstanding stock options.
(3) For purposes of computing the percentages, the number of Shares outstanding includes Shares purchasable by such individual within 60 days upon exercise of outstanding stock options.
(4) Less than 1%.
(5) Includes 7,600 Shares held as custodian for his children.

  Mr. Colony is a Director and has been associated in various capacities with the insurance firm of Alexander & Alexander, Inc. for over 30 years. He is presently Vice Chairman of Alexander & Alexander, Inc. and Chairman of the Board of Alexander & Alexander of California, Inc.

  Mr. Fanning is a Director and has been President of Northeast Health Systems, Inc. since July 1983 and Beverly Hospital Corporation since 1980. Mr. Fanning has been a member of the Massachusetts Health and Educational Facilities Authority since 1985 and Chairman of the Authority since 1993. He currently serves as a Director of Warren Bancorp, Inc. and is a past Chairman of the American College of Healthcare Executives.

  Mr. Ghose has been Senior Vice President-Finance and Treasurer of the Company since January 1995 and has been with the Company since 1986. Mr. Ghose became Vice President-Finance and Treasurer in 1994, Vice President and Treasurer in 1991 and Vice President and Controller in 1988.

  Mr. Henning became Senior Vice President, General Counsel and Corporate Secretary of the Company in January 1995 and joined the Company in May 1994 as Vice President, Senior Legal Counsel and Corporate Secretary. Mr. Henning was Vice President and Legal Counsel for Weyerhaeuser Mortgage Company from 1992 to 1994 and prior thereto was an attorney with the law firm of Latham & Watkins from 1984 to 1992.

  Mr. Maulbetsch has been employed by the Company since September 1985. He became Senior Vice President-Property and Acquisition Analysis in January 1995 after serving as Vice President-Property and Acquisition Analysis since 1988.

  Mr. McKee is a Director and has been Executive Vice President of The Irvine Company since April 1994. Prior thereto, he was a partner with the law firm of Latham & Watkins from January 1986 to April 1994. Mr. McKee is a Director of Irvine Apartment Communities, Inc. and Realty Income Corporation.

  Mr. Melby is a Director and a retired Vice Chairman of Rainier National Bank (which was subsequently acquired by Bank of America) where he served from 1974 through 1986. Prior to his service with Rainier, Mr. Melby was Treasurer and later Vice President of Sales and Contracts of the Boeing Company.

  Mr. Messmer is a Director and has been Chairman, Chief Executive Officer and President of Robert Half International, Inc. since July 1986. Mr. Messmer is also a Director of Airborne Freight Corporation, First Interstate Bancorp, Pacific Enterprises and Spieker Properties.

  Mr. Reynolds became Executive Vice President of the Company in January 1995 and also serves as its Chief Financial Officer. He has been employed with the Company since its inception in 1985 and served as Senior Vice President beginning in 1988.

  Mr. Rhein is a Director and has been a general partner of Sarlot and Rhein, a real estate investment and development partnership, since 1967. Mr. Rhein is a Director of Oasis Residential, Inc.

  Mr. Roath is Chairman of the Board of Directors and became President and Chief Executive Officer of the Company in May 1988, having previously served as President and Chief Operating Officer since the inception of the Company in 1985. Mr. Roath is the immediate past Chairman of the National Association of Real Estate Investment Trusts and also serves as a member of its Board of Governors and Executive Committee. He is a Director of Franchise Finance Corporation of America. Mr. Roath also serves as a Vice Chairman for the La Jolla Cancer Research Foundation and as a Trustee of the California Museum of Science and Industry.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

  The Board of Directors held four meetings during 1995. During that period, no incumbent Director attended fewer than 75% of the total number of meetings of the Board and of committees of the Board on which he served.

  The Company currently pays each independent Director a fee of $18,000 per year for services as a Director plus, except as provided below for the Special Committee, $1,000 for attendance in person at each meeting of the Board of Directors or any committee meeting on a day on which the Board of Directors does not meet, $400 for attendance in person at any committee meeting held on a day on which the Board of Directors also meets, and $400 for participation in any telephonic Board of Directors meeting or committee meeting, when such meetings last longer than a specified time period. The Board of Directors appointed a Special Committee in October 1995. The Chairman of the Special Committee received $1,200 for each Special Committee meeting attended in person and $1,000 for participation in a telephonic Special Committee when such meetings lasted longer than a specified time period and the other Directors on the Special Committee received $1,000 for each Special Committee attended in person and $800 for participation in a telephonic Special Committee meeting when such meetings lasted longer than a specified time period. In addition, the Company reimburses the Directors for travel expenses incurred in connection with their duties as Directors of the Company.

  Non-employee Directors also participate in the Directors Stock Incentive Plan (the "Directors Plan"). Under the Directors Plan, on the last Thursday of April of each year, all outside Directors are granted an option as of that date to acquire 6,000 shares of the Company's Common Stock. During 1995, outside Directors Colony, Fanning, McKee, Melby, Messmer and Rhein were each granted options for 6,000 shares of Common Stock at an exercise price of $30.38 per share of Common Stock. Each option granted under the Directors Plan is a nonqualified option to purchase shares of Common Stock (an "Option"). Options expire not later than 10 years from the date of grant. An Option becomes exercisable one year after the date of grant. The Option exercise price is the fair market value of a share of Common Stock on the date of the grant.

  The Directors can also participate in the Retirement Plan for Outside Directors (the "RPOD") which provides each eligible, non-employee Director with retirement benefits upon his retirement from the Board. A Director becomes eligible to receive benefits under the RPOD when he reaches either age 60, provided he has served as a Director for 15 full years, or age 65, provided he has served as a Director for five full years, and ceases to serve on the Board. If a Director terminates service on the Board after completing at least five full years as a Director, but before meeting the age and service requirements set forth above, the Director will become eligible to receive a deferred retirement benefit beginning at age 65.

  The annual retirement benefits payable to an eligible Director equal (i) the Director's annual retainer for the 12 months preceding his retirement, resignation or death plus (ii) the fee in effect on the date of retirement, resignation or death for attending a regularly scheduled Board meeting multiplied by four. Benefits under the RPOD will be paid for a period, not to exceed 15 years, equal to the period during which the Director served on the Board, excluding service, if any, while an employee of the Company. If a Director dies after becoming eligible to receive benefits under the RPOD, his beneficiary will receive benefits under the RPOD as though the Director had retired from the Board on the day preceding his death and had met the applicable age requirements. If a Director is terminated during the term in which a change of control (as defined in the RPOD) occurs or is not re-elected immediately following the expiration of such term, he is entitled to the lump sum actuarial equivalent of the benefits he would have received had he retired immediately, without regard to whether he meets the age and service requirements, on the date of such termination or expiration of the Director's term.

  The Company has adopted a Deferred Compensation Plan for Directors of the Company which permits the Directors to elect to defer fees and retainers. Any participating Director will be paid at retirement or such earlier date as he may designate in such election. Each Director participating in the Deferred Compensation Plan elects the amount of deferred compensation to be credited to
(i) an interest rate account wherein the deferred amount will accrue interest at a rate equal to the prime rate of Bank of New York minus one percent and/or
(ii) a stock credit account wherein the deferred amount is treated as if it were invested in the Common Stock of the Company with the account increasing for dividends paid, and increasing or decreasing with changes in the price of the Company's Common Stock.

  The Board of Directors has an Audit Committee, an Investment Committee and a Compensation Committee, and, from October 1995 to January 1996, had a Special Committee.

  The Audit Committee is comprised of Messrs. Colony, Messmer and Rhein. The Audit Committee held two meetings during 1995. The Audit Committee is authorized to select the independent accountants to serve the Company for the ensuing year, subject to Stockholder approval; review with the independent accountants the scope and results of the audit; review management's evaluation of the Company's system of internal controls; and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management.

  The Investment Committee is comprised of Messrs. Fanning, Melby, Rhein and Roath. The Investment Committee held eight meetings during 1995. The Investment Committee is authorized to approve all real estate acquisitions and other investments.

  The Compensation Committee is comprised of Messrs. McKee, Melby and Messmer. The Compensation Committee held three meetings during 1995. The Compensation Committee is responsible for the administration of the Company's employee benefit plans. The Compensation Committee is authorized to determine the persons eligible to participate in any of the plans, the extent of such participation and the terms and conditions under which benefits may be vested, received or exercised. The Compensation Committee also reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company.

  The Special Committee was established in October 1995 for the limited purpose of evaluating claims made by certain of the limited partners in a partnership in which the Company had been general partner and a fifty percent equity interest owner since 1985. Such claims were resolved in January 1996 and the Special Committee has been dissolved. The Special Committee was comprised of Messrs. Colony, Fanning, Melby and Rhein. The Special Committee held six meetings during 1995.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                          ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                         ---------------------- --------------------------------------
                                                 RESTRICTED
   NAME AND PRINCIPAL                              STOCK        STOCK     ALL OTHER
        POSITION         YEAR  SALARY   BONUS   AWARDS(1)(2)   OPTIONS COMPENSATION(3)
   ------------------    ---- -------- -------- ------------   ------- ---------------
Kenneth B. Roath         1995 $422,840 $408,000  $1,430,600(4) 100,000     $30,000
 Chairman, President     1994  384,400  370,000     425,600     30,000      30,000
 and Chief Executive     1993  373,000  360,000     291,300    100,000
 Officer

James G. Reynolds        1995  239,200  159,000     198,600(4)  32,000      21,000
 Executive Vice          1994  207,200  156,000     241,200      5,000      20,000
 President and Chief     1993  196,800  122,000     113,400     40,000
 Financial Officer

Edward J. Henning (5)    1995  166,800   53,000     125,100(4)  27,000       9,000
 Senior Vice President,  1994   89,000   25,000     156,000      3,000           0
 General Counsel and
 Corporate Secretary

Devasis Ghose            1995  135,000   25,000      96,900(4)  20,000      21,000
 Senior Vice President-- 1994  114,000   26,000     141,900      2,700      17,000
 Finance and Treasurer   1993  104,600   20,000      24,800      8,000

Stephen R. Maulbetsch    1995  110,000   26,000      97,800(4)  20,000      13,000
 Senior Vice President-- 1994   89,600   23,000     141,900      2,700      11,000
 Property and
 Acquisition Analysis    1993   84,600   14,000      20,400      7,500

--------
(1) Other than the May 1995 restricted stock grants discussed in footnote 4 below, restricted stock awards vest ratably over five years. The table below shows the amounts of restricted stock held at December 31, 1995, the value of such restricted stock (calculated by multiplying the amount of restricted stock by the closing market price of $35.125 on the last trading day of 1995) and total restricted stock awards granted for the past three years. Dividends are paid on the restricted shares at the same rate as on all other shares of Common Stock of the Company.

                                                  VALUE OF      RESTRICTED STOCK GRANTS WITH
                            RESTRICTED STOCK     RESTRICTED       RESPECT TO INDICATED YEAR
                                SHARES AT         STOCK AT      -----------------------------
                            DECEMBER 31, 1995 DECEMBER 31, 1995   1993      1994      1995
                            ----------------- ----------------- --------- --------- ---------
   Kenneth B. Roath........      74,460          $2,615,000        10,000    15,000    45,000
   James G. Reynolds.......      19,020             668,000         3,900     8,500     5,800
   Edward J. Henning.......       7,100             249,000             0     7,500     3,600
   Devasis Ghose...........       7,380             259,000           850     5,000     2,820
   Stephen R. Maulbetsch...       6,780             238,000           700     5,000     2,850

(2) Long-term incentive stock award amounts have been calculated based upon the closing market price as of the date of grant.

(3) These amounts represent the Company's contributions to the Company's 401(k) Plan (as defined below) and, for Mr. Roath only, also includes the value of $9,000 of premiums paid in 1995 by the Company for term life insurance of which the Company is not the beneficiary and which premiums are taxable income to Mr. Roath. Information for years prior to 1994 is not required to be disclosed.

(4) In May 1995, the Compensation Committee made special grants of restricted stock to Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch of 30,000, 800, 100, 320 and 350 shares respectively, having market value on the grant date of $907,500, $24,200, $3,025, $9,680 and $10,590, respectively.
    Discussion regarding Mr. Roath's grants appears under the caption "Chief Executive Compensation." Mr. Roath's special restricted stock grant vests 40% after two years and 20% per year thereafter and the grants for Messrs. Reynolds, Henning, Ghose and Maulbetsch vested November 1, 1995. The remainder of the amounts reported reflects the January 1996 grants of restricted stock for 1995 performance in connection with the annual year-end review of compensation. These grants were of 15,000, 5,000, 3,500, 2,500 and 2,500 shares to Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch, respectively, and had market values on the grant date of $523,100, $174,400, $122,100, $87,200 and $87,200, respectively.

(5) Mr. Henning became an employee of the Company on May 23, 1994. 1994 compensation figures do not include the 7,500 stock options or the 2,000 restricted shares (having a market value of $63,500 on the grant date) he received upon commencement of employment. The table in footnote 1 showing Mr. Henning's 7,500 restricted stock grants for 1994 includes the 2,000 shares he received in May 1994 and the 5,500 shares he received in January 1995 for 1994 performance.

  Employment Agreement. On April 28, 1988, the Company entered into an employment agreement (the "Agreement") with Kenneth B. Roath which was amended as of January 31, 1991. The Agreement is for a term of three years and will automatically be extended for an additional year on the last day of January of each year unless earlier terminated pursuant to the terms of the Agreement. The Agreement provides for a base salary for the twelve calendar months beginning February 1, 1991 at the annual rate of $320,000 to be adjusted annually at the discretion of the Board of Directors, but at a minimum to reflect increases in the Consumer Price Index. For 1996, the Compensation Committee recommended, and Mr. Roath agreed, that there be no increase in Mr. Roath's base salary over 1995 levels in order to maintain his total compensation leveraged toward performance based incentives. The Agreement provides for bonus compensation. Mr. Roath is also entitled to the payment by the Company for the term of the Agreement of premiums for a term life insurance policy in the amount of $2,000,000 insuring Mr. Roath's life with a beneficiary named by Mr. Roath. If Mr. Roath's employment is terminated by a change in control or without cause, he is entitled to receive in severance pay either (i) his annual base salary at the time of termination plus an amount equal to two times the average annual bonus earned by Mr. Roath in the two years immediately preceding the date of termination, subject to a reduction by the amount of compensation that he receives from a new employer during what would have been the remainder of his term of employment with the Company, or
(ii) upon thirty (30) days' written notice, a lump sum equal to the present value of the flow of cash payments that he would otherwise have been paid, but in no event shall payment be less than 2.5 or 1.5 times base salary for the applicable period for termination due to change in control or without cause, respectively.

COMPENSATION PURSUANT TO PLANS

  Section 401(k) Plan. In 1988, the Company adopted a tax-qualified cash or deferred profit-sharing plan (the "401(k) Plan"). Under the 401(k) Plan, which covers all Company employees after they have completed one year of service, employees may elect to reduce their current compensation up to a maximum of $9,240 for 1995 and $9,500 for 1996 and have the amount of the reduction contributed to the 401(k) Plan. The Company also contributes to the 401(k) Plan an amount equal to the lesser of $6,000 or 4% of such employee's compensation if such employee's contribution is at least the lesser of 3% of his compensation or the maximum contribution allowable by law. The employee's right to retain the Company's contributions vests at the rate of 20% per year, beginning after the employee has been with the Company for two years. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by the Company are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made. For the fiscal year ended December 31, 1995 the Company made contributions pursuant to the 401(k) Plan including Section 401(a) contributions discussed further below as follows: $85,000 on behalf of its five most highly compensated executive officers each of whose total remuneration exceeded $60,000 during such fiscal year; and $169,000 on behalf of all employees as a group. At December 31, 1995, each of the 20 employees of the Company was a participant in the 401(k) Plan.

  In 1993, the Compensation Committee adopted an amendment to the Company's 401(k) Plan to provide for a Section 401(a) profit sharing contribution as provided for and set forth in the Internal Revenue Code. Contributions under the 401(k) Plan are subject to various limitations under the Internal Revenue Code and maximum combined employee and employer 401(k) and 401(a) contributions were limited to the lesser of 25% of taxable compensation or $30,000 per person in 1995.

  Supplemental Executive Retirement Plan. Effective May 1, 1988, and amended effective January 1, 1993, the Board of Directors adopted a Supplemental Executive Retirement Plan (the "SERP") which provides certain executives selected by the Compensation Committee with supplemental deferred benefits in the form of retirement payments for life. Currently, the Compensation Committee has selected Kenneth B. Roath to be a participant.

  The annual retirement benefit available to a participant under the SERP varies according to (i) the age of the participant at retirement, with the youngest retirement age being 55, and (ii) the number of years the participant has served the Company, with minimum service being five years. The normal retirement benefit payable to a participant will equal 30% of his final average earnings plus 4% of his final average earnings multiplied by years of service after age 60 (not to exceed five years). Final average earnings are defined under the plan to mean the average of the three highest, not necessarily consecutive, years' earnings. A participant's earnings include total annual cash compensation, including base salary and annual incentive awards, and deferred cash compensation including 401(a) contributions made by the Company under the 401(k) Plan described above. If a participant retires before age 65, his benefits may be subject to reduction for early retirement.

  The SERP benefit is reduced by 100% of any retirement benefit received from any other Company retirement plan available to a participant (other than Section 401(a) and Section 401(k) contributions) and Social Security. In the event of death of a participant after retirement, 50% of the benefit earned by the participant will be paid to the surviving spouse for life and if survived by dependent children, each such child will receive a benefit equal to $1,500 per month until age 18, or age 25 if a full time student. In the event of a participant's death prior to retirement, the participant's surviving spouse will be paid the participant's retirement benefit as if the participant had retired the day before his or her death.

  The table below indicates for a range of final average earnings, anticipated annual benefits payable if Mr. Roath retired and chose to receive benefits at various ages between age 60 and age 65:

                          ANTICIPATED ANNUAL BENEFITS
                             AT AGES LISTED BELOW

       FINAL
      AVERAGE
      EARNINGS      60       61       62       63       64       65
      --------   -------- -------- -------- -------- -------- --------
      $725,000   $163,000 $197,000 $234,000 $274,000 $317,000 $363,000
       775,000        N/A  211,000  250,000  293,000  339,000  388,000
       825,000        N/A  224,000  266,000  312,000  361,000  413,000
       875,000        N/A  238,000  283,000  331,000  382,000  438,000

  A life insurance policy has been purchased on the life of Mr. Roath naming the Company as sole beneficiary to provide for a portion of the obligations under the SERP. The policy is designed so that the Company will recover a portion of its SERP payments plus a factor for the use of its money.

  The Company believes that the SERP aids in the ability to attract, retain, motivate and provide financial security to management employees who render valuable services to the Company.

                      OPTION GRANTS WITH RESPECT TO 1995

                                   PERCENTAGE
                         OPTIONS    OF TOTAL     EXERCISE PRICE(1) EXPIRATION
      NAME               GRANTED OPTIONS GRANTED      ($/SH)          DATE    VALUATION(2)
      ----               ------- --------------- ----------------- ---------- ------------
Kenneth B. Roath........ 100,000      44.05%          $34.875       1/25/06     $347,000
James G. Reynolds.......  32,000      14.10%           34.875       1/25/06      111,040
Edward J. Henning.......  27,000      11.89%           34.875       1/25/06       93,690
Devasis Ghose...........  20,000       8.81%           34.875       1/25/06       69,400
Stephen R. Maulbetsch...  20,000       8.81%           34.875       1/25/06       69,400

--------
(1) The market price on the date of the grant was the same as the exercise price.
(2) Calculated using the Black Scholes option valuation methodology, as recommended by Shuman Management Consulting, an executive compensation consulting firm. In using such methodology, the following variables were utilized: risk-free rate of return of 5.75%; .1905 five year volatility factor; 6.3% dividend yield; 3% termination discount factor; ten-year option term; which yields a discount Black Scholes value for such stock options of $3.47. The actual value, if any, that an executive officer may realize will depend on the excess of the closing market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black Scholes model, which is based on assumptions as to variables such as stock price volatility, future dividend yield, interest rates and exercise term.

  AGGREGATED OPTION EXERCISES IN 1995 AND OPTION VALUES AT DECEMBER 31, 1995

                                                              NUMBER OF             VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS AT
                                            VALUE        AT DECEMBER 31, 1995       DECEMBER 31, 1995(3)
                         SHARES ACQUIRED     AT      ---------------------------- -------------------------
          NAME             ON EXERCISE   EXERCISE(1) EXERCISABLE UNEXERCISABLE(2) EXERCISABLE UNEXERCISABLE
          ----           --------------- ----------- ----------- ---------------- ----------- -------------
Kenneth B. Roath........          0            --      92,680        198,960      $1,103,100   $2,019,100
James G. Reynolds.......     25,000       $522,000     64,700         69,300         827,600      711,300
Edward J. Henning.......          0            --       1,500          9,000           7,400      112,300
Devasis Ghose...........          0            --      14,240         17,260         183,500      181,600
Stephen R. Maulbetsch...      3,020         62,000     15,080         14,620         218,400      144,200

--------
(1) Value at exercise is the difference between the closing market price on the date of exercise less the exercise price per Share, multiplied by the number of Shares acquired on exercise.

(2) Of the numbers set forth, 30,000, 5,000, 3,000, 2,700 and 2,700 of the options held by Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch, respectively, include dividend share rights, providing for the accrual of dividends between the time the options were granted in January of 1995 and their exercise date. The dividend shares are only collectible if an option is exercised, and then only after the participant has held the underlying shares for two years following exercise. Dividend share rights accrue on such options at the same rate as dividends on the Common Stock.
(3) Calculated based on the closing market price on the last trading day of 1995 multiplied by the number of applicable Shares in-the-money, less the total exercise price for such Shares.

  Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Stock Performance Graph shall not be incorporated by reference into any such filings.

                 COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

  The Compensation Committee of the Board of Directors, comprised of outside, independent members of the Board, is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee establishes the general compensation policies of the Company, reviews and approves compensation of the executive officers of the Company and administers all of the Company's employee benefit plans. The Compensation Committee reviews the overall compensation program of the Company to assure that it (i) is reasonable and consistent with practices of comparably sized Real Estate Investment Trusts ("REITs") and real estate development organizations, (ii) adequately recognizes performance tied to creating stockholder value, and (iii) achieves the Company's goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability. The Compensation Committee believes that the primary focus of the Company's compensation program should be to reward performance as measured by the creation of value for stockholders. To this end, the Compensation Committee has committed to a highly leveraged program that emphasizes incentives tied directly to stockholder value creation. In addition, the compensation program is designed to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. In this regard, the compensation program is designed to provide short- and long-term incentive compensation to achieve desired results and, above all, to reward performance. The Compensation Committee reviews with the Board of Directors all aspects of compensation for the Company's executive officers.

  The Compensation Committee makes its compensation decisions based on an analysis of the Company's performance and an evaluation of comparative compensation information. To assist it in this regard, the Compensation Committee has retained the services of Shuman Management Consulting ("Shuman"), an executive compensation consulting firm. The Compensation Committee reviews survey and other data supplied by Shuman in the course of its deliberations relating to compensation decisions and Shuman provides advice to the Compensation Committee with respect to the reasonableness of the compensation paid to its executive officers. The surveys provided by Shuman compare the Company's performance and compensation program with the performance and compensation programs of REITs and predominantly real estate organizations which have characteristics in common with the Company such as assets, market capitalization and performance ("Competitive Practices"). Some, but not all, of the companies included in the Stock Price Performance Graph are included in such compensation surveys.

  Among other information, the Compensation Committee took into consideration that in 1995, the Company achieved its 11th consecutive year of record setting results with a total return to stockholders for 1995 of 24% and an average 25% total return to stockholders for the past five years, reported by Shuman to approximate the 70th and 75th percentile of similar results of Competitive Practices, respectively. The Compensation Committee also noted Shuman's report that the Company's total return to stockholders is approximately 1.5 times that of all equity REITs for 1995 and for the past five years. In addition, growth in funds from operations for 1995 approximated the 55th percentile and has approximated the 90th percentile for the average of the past five years.

COMPENSATION MIX

  The Company's executive compensation is based on three components, base salary, annual cash incentive bonuses and long term stock incentive awards, designed in each case to accomplish the Company's compensation philosophy. The Compensation Committee targets base salary levels within the 50th to 75th percentile of Competitive Practices and rewards excellent performance through incentive compensation tied to shareholder value creation, which has resulted in total compensation falling between the 75th and 90th percentiles. The Compensation Committee has also committed to a highly leveraged program that results in 75% of total direct compensation comprised of incentives tied directly to shareholder value creation.

  Base Salary. Salaries for executive officers are reviewed by the Compensation Committee on an annual basis. The Compensation Committee generally targets base salary levels within the range of the 50th to 75th percentile of Competitive Practices. Salaries may be increased based upon an assessment of competitive pay levels or the individual's contribution to the asset and financial growth of the Company. The Compensation Committee has reviewed the base salary for each of the executive officers for 1995 and believes that such compensation is reasonable in view of Competitive Practices, the Company's performance and the contribution of those officers to that performance.

  Annual Cash Incentive Awards. Annual cash bonus incentive awards are generally designed to promote stockholder interests by establishing a funds from operations target, an objective criterion which is an industry standard measurement of the Company's performance, and an objective business development target (collectively, the "Performance Targets"). The Performance Targets are established by the Compensation Committee at the beginning of each year at a level considered to provide stockholders with an acceptable rate of return, and to enable an acceptable rate of return to be sustained. In addition to satisfying the Performance Targets, bonus awards are also based on personal performance measured by the extent to which personal goals are achieved. Personal performance goals necessarily vary between executive officers based upon their specific roles within the Company and specific objectives established each year for each executive officer by the Company's Chief Executive Officer. The annual cash bonus incentive awards are more heavily weighted towards satisfaction of the Performance Targets, consistent with the Compensation Committee's focus on tying incentive compensation to stockholder value creation.

  A target award is established for each executive officer other than the Chief Executive Officer based on the level of his position, the responsibilities and duties involved therein and on Competitive Practices. The Compensation Committee approves each executive officer's target award. The target award is expressed as a percentage of base salary and ranged between 25% and 60% of base salaries in 1995. For the executive officers other than the Chief Executive Officer, no actual award can exceed 150% of an executive officer's target award. The Performance Targets were achieved in 1995 and target awards were approved by the Compensation Committee.

  Long-Term Incentive Stock Plans. The Compensation Committee administers the Company's benefits and stock plans, including the Company's Amended Stock Incentive Plan (the "Plan"). Pursuant to the Plan, annual stock grants and stock options have been awarded in order to retain and motivate executives to improve long-term stock market performance. Stock options generally are granted at 100% of the current fair market value of the Company's stock. Generally, stock option grant and restricted stock awards vest over a five-year period, and the executive must be employed by the Company at the time of vesting in order to exercise the options. The Compensation Committee may make grants based on a number of factors, including (i) the executive officer's position in the Company, (ii) his performance of his responsibilities, (iii) equity participation levels of comparable executives at competitive companies, and (iv) individual contribution to the success of the Company's financial performance. In addition, the size, frequency and type of long-term incentive grants may be determined on the basis of tax consequences of the grant to the individual and the Company, accounting impact and the number of shares available for issuance. For 1995, each of the executive officers received stock options which were based on his responsibilities and relative position in the Company. The Compensation Committee did not consider the amount of options and restricted stock currently held by the officers in determining the size of current awards.

  In addition to the annual stock option awards made under the Plan for 1995, the Compensation Committee made a special grant in May 1995 of restricted stock to the key employees of the Company, including the executive officers. The special grant was made in recognition of the Company's 10 consecutive years of superior returns to stockholders including total returns on an annual basis in excess of 22% and consistent outstanding financial performance, and to reward the long-term tenure of its executive officers that contributed to that success.

CHIEF EXECUTIVE COMPENSATION

  Mr. Roath's compensation in 1995 was leveraged 75% toward incentive compensation with the 25% base salary component approximating the 60th percentile of Competitive Practices and total direct compensation approximating the 90th percentile of Competitive Practices, reflecting the Compensation Committee's recognition of Mr. Roath's contributions to the Company's superior financial performance in 1995. Mr. Roath received a base salary of $422,840 in 1995 which represents an increase of approximately 10% over his 1994 base salary. For 1996, the Compensation Committee recommended that there be no increase in Mr. Roath's base salary over 1995 levels in order to maintain his total compensation leveraged toward performance based incentives. The Compensation Committee also awarded Mr. Roath a cash bonus incentive award of $408,000, restricted stock grants of 45,000 shares of Common Stock, including the special grant of 30,000 shares of Common Stock, and 100,000 stock option grants at an exercise price of $34.875. The special grant of Common Stock vests 40% after two years, and 20% per year thereafter. These awards are consistent with the Company's pay-for-performance philosophy, reflecting Mr. Roath's consistent contribution to the financial success of the Company since its inception, his continued contribution to the expansion of the Company's investment portfolio and the resulting superior total return to stockholders.

  The other benefits received by Mr. Roath that are reported in the Summary Compensation Table are provided pursuant to his Employment Agreement. See "Executive Compensation--Employment Agreement."

  Based upon the foregoing, the Compensation Committee has reviewed and approved the total compensation for 1995 of the five most highly compensated executive officers of the Company.

POLICY WITH RESPECT TO SECTION 162(M)

  Section 162(m) of the Internal Revenue Service Code denies deduction for certain compensation in excess of $1,000,000 paid to executive officers, unless certain performance, disclosure, stockholder approval and other requirements are met. The Compensation Committee will continue to review the effects of its compensation programs with regard to Internal Revenue Code
Section 162(m). A substantial portion of the compensation program will be exempted from the $1,000,000 deduction limitation. The Company will continue to evaluate alternatives to ensure executive compensation is reasonable, performance-based, and consistent with the Company's overall compensation objectives. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be deductible.

                            Compensation Committee

                               Michael D. McKee
  Orville E. Melby                                      Harold M. Messmer, Jr.
  Chairman

                         STOCK PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return of the Company, the S&P 500 Index and the Equity REIT Index of the National Association of Real Estate Investment Trusts ("NAREIT") from January 1, 1991 to December 31, 1995. Total return assumes quarterly reinvestment of dividends before consideration of income taxes. The Company believes that this information demonstrates that the compensation earned by its executive officers compares very favorably to the Company's stockholder value.


(December 31, 1990 = 100)
                               (1)           (1)(2)
  DATE        YEAR END       S&P 500      EQUITY REITS        HCPI
  ----        --------       -------      ------------        ----
12/31/90      Dec - 90       100.00          100.00          100.00
03/31/91                     114.56          122.74          116.93
06/30/91                     114.32          123.70          122.11
09/30/91                     120.48          128.76          134.19
12/31/91      Dec - 91       130.55          135.70          159.81
03/30/92                     127.22          136.60          139.34
06/29/92                     129.72          140.20          161.53
09/29/92                     133.74          149.76          179.06
12/30/92      Dec - 92       140.56          155.49          177.89
03/30/93                     146.59          189.14          224.74
06/29/93                     147.34          183.71          212.85
09/29/93                     151.11          200.89          230.07
12/30/93      Dec - 93       154.60          186.06          203.82
03/31/94                     148.71          192.39          232.90
06/30/94                     149.31          195.93          238.43
09/30/94                     156.67          191.92          235.44
12/31/94      Dec - 94       156.63          191.95          241.94
03/31/95                     171.87          191.63          242.08
06/30/95                     188.18          202.90          265.98
09/30/95                     203.14          212.46          286.30
12/31/95      Dec - 95       215.25          221.26          301.90

(1) Source: NAREIT
(2) Includes Health Care REITs

                             CERTAIN TRANSACTIONS

  Since 1985, the Company has been insured through Alexander & Alexander, Inc. insurance brokers for general liability, workmen's compensation, and other insurance. Paul V. Colony, a Director of the Company since April 1988, is Vice Chairman of Alexander & Alexander, Inc. and Chairman of the Board of Alexander & Alexander of California, Inc., an affiliate of Alexander & Alexander, Inc. The terms of such insurance policies were established after evaluation of market rates, and were no less favorable to the Company than might have been negotiated with an unrelated party. The premiums paid to Alexander & Alexander, Inc. for the fiscal year ending December 31, 1995 were approximately $278,000.

  Peter L. Rhein, a Director of the Company, and Mr. Roath have remaining balances on loans made in connection with the purchase of Shares of $115,000 and $473,576, respectively. These loans are due on July 20, 1998 and November 19, 1996, respectively.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Board of Directors' Compensation Committee for fiscal 1995 were Messrs. Melby, McKee and Messmer, none of whom are employed by the Company. Mr. Messmer was a 15.2% limited partner in Health Care Investors I, a California limited partnership ("HCI") formed in 1985 of which the Company was a general partner and 50% equity interest owner. HCI owned 11 long term care facilities in Missouri, Illinois and Arkansas leased to subsidiaries of Vencor. Following the exercise of purchase options, HCI and the general partner of the various sublessees agreed to a sale of the nine Missouri facilities. In connection with the disposition of the Missouri properties that occurred in January 1996, and to resolve the adverse claims recently made by two of the unaffiliated limited partners in HCI, the Company, upon recommendation of the Special Committee of the Board of Directors that had been formed to evaluate the claims, agreed to purchase all of the limited partners' interest in HCI concurrently with the sale of the nine facilities. Mr. Messmer received $2,050,000 as his pro rata share of (i) the net proceeds from the Missouri sale, (ii) the value of the two remaining properties and
(iii) the $1,015,000 paid in the aggregate to all of the limited partners to resolve the claims previously made by two unaffiliated limited partners. The two remaining facilities are now owned 100% by the Company.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities ("Insiders"), to file with the SEC initial reports of ownership and reports of changes in ownership of equity securities of Common Stock of the Company. Insiders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file.

  To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from certain Insiders that no other reports were required during the year ended December 31, 1995, all Section 16(a) filing requirements applicable to Insiders were complied with except that (i) during the years 1993, 1994 and 1995 Mr. Fanning received an aggregate of 168 shares under a quarterly dividend reinvestment program for which a late Form 5 (indicating three late Form 5s) was filed in March of 1996 and (ii) reports on Form 5 reporting dividend share equivalents credited with respect to the option grants made to Messrs. Roath, Reynolds, Henning, Ghose and Maulbetsch in January 1995 were filed late by such officers for the year ended 1995.

        RATIFICATION OF THE SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP audited the Company's financial statements for the year ended December 31, 1995 and have been the Company's auditors since the Company's organization.

  The Directors have selected the firm of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending December 31, 1996, it being intended that such selection would be submitted for ratification by Stockholders. The proxy holders named in the accompanying form of proxy will vote the Shares represented by the proxy for ratification of the selection of Arthur Andersen LLP, unless a contrary choice has been specified on the proxy. If Stockholders do not ratify the selection of Arthur Andersen LLP, the selection of independent accountants will be considered by the Directors, although the Directors would not be required to select different independent accountants for the Company. The Directors retain the power to select another firm as independent accountants for the Company to replace the firm whose selection was ratified by Stockholders in the event the Directors determine that the best interest of the Company warrants a change of its independent accountants. A representative of Arthur Andersen LLP is expected to be present at the April 25, 1996 Annual Meeting with an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE SUCCEEDING YEAR.

                               VOTING PROCEDURES

  Under the Amended Bylaws of the Company as in effect on the date hereof, elections of Directors shall be by a plurality of the votes cast. Stockholders together holding a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting of Stockholders, who shall be present in person or represented by proxy at such meeting duly called, shall constitute a quorum for the transaction of business. The Inspector of Elections will treat Shares represented by properly signed and returned proxies that reflect abstentions as Shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the Stockholders for a vote. Except as otherwise noted herein, abstentions do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of "votes cast."

  The Inspector of Elections will treat Shares referred to as "broker non-votes" (i.e., Shares held by brokers or nominees as to which instructions have not been received from the beneficial owner or persons entitled to vote that the broker or nominee does not have the discretionary power to vote on a particular matter) as Shares that are present and entitled to vote for purposes of establishing a quorum. For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

                    DEADLINE FOR SUBMISSION OF STOCKHOLDER
                   PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  The proxy rules adopted by the SEC provide that certain Stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than November 15, 1996.

                                 OTHER MATTERS

  The Board of Directors of the Company knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

  The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, Directors and officers of the Company, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of Shares and will reimburse them for their expenses in doing so. The Company has retained the services of Kissel-Blake Inc., for a fee of $7,000 plus out-of-pocket expenses, to assist in the solicitation of proxies from brokerage houses, banks, and other custodians or nominees holding stock in their names for others.

  The Company's Annual Report to Stockholders, including the Company's audited financial statements for the year ended December 31, 1995, is being mailed herewith to all Stockholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 FILED WITH THE SEC. SUCH REQUESTS SHOULD BE DIRECTED TO JAMES G. REYNOLDS, EXECUTIVE VICE PRESIDENT OF THE COMPANY, AT 10990 WILSHIRE BOULEVARD, SUITE 1200, LOS ANGELES, CALIFORNIA 90024.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Edward J. Henning

                                          Edward J. Henning
                                          Corporate Secretary

Los Angeles, California
March 19, 1996

                      HEALTH CARE PROPERTY INVESTORS, INC.
                                REVOCABLE PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 25, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned, as a holder of Common Stock of Health Care Property Investors, Inc. (the "Company"), hereby appoints Kenneth B. Roath and Peter L. Rhein as Proxies, with the full power of substitution, to represent and to vote as designated on this card all of the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 25, 1996 at 9:30 A.M., or any adjournment thereof.

  Unless otherwise marked, this Proxy will be voted FOR the election of the Board of Directors' nominees to the Board of Directors and FOR the ratification of Arthur Andersen LLP as independent auditors. If any other business is presented at the Annual Meeting of Stockholders, the Proxy will be voted in accordance with the discretion of the Proxies named above.

  The Board of Directors recommends a vote "FOR" the nominees listed below and "FOR" the ratification of Proposal 2.

1. ELECTION OF DIRECTORS: Kenneth B. Roath and Orville E. Melby

[_] FOR both nominees listed above        [_] WITHHOLD AUTHORITY to vote
    (except as marked to the                  for both nominees listed above
    contrary hereon)



(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.)

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           IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE

_________________                                         _________________
 ACCOUNT NUMBER                                                COMMON

                                                          _________________
                                                               D.R.S.

2. Ratification of Arthur Andersen LLP as independent auditors for the year ending December 31, 1996.

                         [_] FOR[_] AGAINST[_] ABSTAIN

3. In their discretion, upon any other matter that may properly come before the Annual Meeting of Stockholders or any adjournment thereof.

                         [_] FOR[_] AGAINST[_] ABSTAIN

                                             Please mark, date and sign as
                                             your name appears above. If
                                             acting as executor,
                                             administrator, trustee, guardian,
                                             etc., you should so indicate when
                                             signing. If the signer is a
                                             corporation, please sign the full
                                             corporate name, by a duly
                                             authorized officer and indicate
                                             the title of such officer. If
                                             shares are held jointly, each
                                             stockholder named should sign. If
                                             you receive more than one proxy
                                             card, please date and sign each
                                             card and return all proxy cards
                                             in the enclosed envelope.

                                             Dated                       , 1996
                                             __________________________________

                                             Signature
                                             __________________________________

                                             Signature
                                             __________________________________

PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.